Exhibit 99.1

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Reports First Quarter 2009 Results

ONEONTA, Alabama (May 5, 2009) – Otelco Inc. (NASDAQ: OTT; TSX: OTT.un), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri and West Virginia, today announced results for its first quarter ended March 31, 2009.  Key quarterly highlights for Otelco include:

•	Total revenues of $25.5 million for first quarter 2009.
•	Operating income of $4.5 million for first quarter 2009.
•	Adjusted EBITDA (as defined below) of $11.5 million.

“Otelco continues to deliver solid financial results despite the challenging economic environment,” said Mike Weaver, President and Chief Executive Officer of Otelco.  “We experienced growth in both our revenue and Adjusted EBITDA, with revenue increases of $7.6 million and $2.2 million and Adjusted EBITDA increases of $2.6 million and $0.5 million over the same quarter last year and the last quarter of 2008, respectively.  We continue to see strong demand for our DSL products as evidenced by the 3% growth in the first quarter.

“Our capital expenditures for the quarter were $1.2 million as most of our larger projects are scheduled for later in the year.  As a result of the EBITDA growth and lower than normal cap-ex, our cash grew by $2.9 million in the quarter and our pay-out ratio was 82%.

“We continue to implement our integration plan for the Country Road entities, which we acquired at the end of October 2008, and expect to complete the process in the third quarter of this year,” Weaver concluded.  “As we complete the integration process and realize additional operational expense reductions, we expect a corresponding increase in Adjusted EBITDA. As evidenced by our seventeenth consecutive IDS dividend, we remain committed to returning cash to our shareholders.”

Distribution to Income Deposit Security Holders

Each quarter, the Board will consider the declaration of dividends during its normally scheduled meeting. For this quarter, the Board is meeting on May 12, 2009. The scheduled interest and any dividend declared will be paid on June 30, 2009 to holders of record as of the close of business on June 15, 2009. The interest payment will cover the period from March 29, 2009 through June 29, 2009.  Currently, it is anticipated that the Company’s dividends in 2009 will continue to be treated as a return of capital for tax purposes. The Company has made seventeen successive quarterly distributions of dividends and interest since its IDS units were originally offered to the public in December 2004.

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Otelco Reports First Quarter Results

May 5, 2009

First Quarter 2009 Financial Summary
(Dollars in thousands, except per share amounts)

			Change
	1Q 2008	1Q 2009	Amount	Percent

Revenues	$17,859	$25,500	$7,641	42.8%
Operating income	$5,140	$4,465	$(675)	(13.1)%
Interest expense	$(4,683)	$(6,599)	$1,916	40.9%
Net income available to stockholders	$408	$(871)	$(1,279)	* %
Basic net income (loss) per share	$0.03	$(0.07)	$(0.10)	* %
Diluted net income (loss) per share	$0.03	$(0.07)	$(0.10)	* %

Adjusted EBITDA(a)	$8,854	$11,502	$2,648	29.9%
Capital expenditures	$2,413	$1,229	$(1,184)	(49.1)%

* Not a meaningful calculation

Reconciliation of Adjusted EBITDA to Net Income

		Three Months Ended
		March 31,
		2008	2009
Net Income		$408	$(871)
Add:	Depreciation	2,756	3,681
	Interest Expense, gross	4,097	5,937
	Interest Expense – Caplet Cost	230	344
	Interest Expense – Amortize Loan Cost	372	338
	Interest Expense – Premium	(17)	(20)
	Gain/Loss from Investments	(44)	0
	Income Tax Expense	175	(1,025)
	Change in Fair Value of Derivatives	241	(12)
	Loan Fees	19	19
	Amortization - Intangibles	617	3,111
Adjusted EBITDA		$8,854	$11,502

 (a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income.  Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP).  While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP.  The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage.  The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein.  The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

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Otelco Reports First Quarter Results

May 5, 2009

Otelco Inc. (including Acquired Entities at date of acquisition)

				Quarter
			March 31,	% Change
Key Operating Statistics	2007	2008	2009	2009
RLEC access lines:
Voice lines	36,687	51,530	50,807	(1.4)%
Data lines	12,160	18,709	19,365	3.5%
RLEC access line
equivalents (1)	48,847	70,239	70,172	(0.1)%

CLEC access lines:
Voice lines	16,973	26,558	26,744	0.7%
Data lines	2,571	3,246	3,228	(0.6)%
CLEC access line
equivalents (1)	19,544	29,804	29,972	0.6%

Otelco access line
equivalents (1)	68,391	100,043	100,144	0.1%

Cable television customers	4,169	4,082	4,132	1.2%
Wholesale network connections	-	98,187	113,855	16.0%
Dial-up internet customers	15,249	11,864	10,885	(8.3)%

(1)  We define access line equivalents as voice access lines and data access lines (including cable modems, digital subscriber lines, and dedicated data access trunks).

FINANCIAL DISCUSSION FOR FIRST QUARTER 2009:

All financial information includes three entities acquired from Country Road Communications LLC on and as of October 31, 2008.

Revenue
Total revenues grew 42.8% in the three months ended March 31, 2009 to $25.5 million from $17.9 million in the three months ended March 31, 2008. The growth in revenue was primarily associated with the acquisition. Local services revenue grew 76.5% in the first quarter to $11.9 million from $6.7 million in the quarter ended March 31, 2008.  The acquisition provided an increase of $5.5 million for the quarter. Network access revenue increased 25.5% in the first quarter to $8.1 million from $6.4 million in the quarter ended March 31, 2008.  The acquisition provided an increase of $2.2 million for the quarter. Cable television revenue for the existing subsidiaries in the three months ended March 31, 2009 increased 11.1% to just over $0.6 million from just over $0.5 million in the three months ended March 31, 2008.  Internet revenue for the first quarter 2009 increased 18.0% to $3.5 million from $3.0 million in the quarter ended March 31, 2008, primarily associated with the acquisition.  Transport services revenue for the existing subsidiaries grew 22.2% to over $1.4 million in the three months ended March 31, 2009 from $1.1 million in the same period in 2008.

Operating Expenses
Operating expenses in the three months ended March 31, 2009 increased 65.4% to $21.0 million from $12.7 million in the three months ended March 31, 2008.  Cost of services increased 60.4% to $10.7 million in the quarter ending March 31, 2009 from $6.7 million in the same period last year, including $4.1 million from the acquisition and a reduction of $0.1 million from the existing units. Selling, general and administrative expenses increased 32.8% to $3.6 million in the quarter ended March 31, 2009 from $2.7 million in the quarter ended March 31, 2008, reflecting the acquisition. Depreciation and amortization for first quarter increased 101.3% to $6.8 million from $3.4 million. Depreciation and amortization included $3.6 million from the acquisition including amortization of intangible assets acquired and a reduction of $0.2 million from the existing units.

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Otelco Reports First Quarter Results

May 5, 2009

Interest Expense
Interest expense increased 40.9% to $6.6 million in the quarter ended March 31, 2009 from $4.7 million a year ago. The results reflect $1.8 million in interest on the increased senior debt associated with the acquisition and $0.1 million in caplet cost amortization associated with the interest rate cap. The Company has entered into two interest rate swaps to limit its exposure to changes in interest rates through February 2012.

Adjusted EBITDA
Adjusted EBITDA for the three months ended March 31, 2009 was $11.5 million compared to $8.9 million for the same period in 2008 and $11.0 million in the fourth quarter of 2008. Adjusted EBITDA included approximately $3.1 million from the acquisition. See financial tables for a reconciliation of Adjusted EBITDA to net income.

Balance Sheet
As of March 31, 2009, the Company had cash and cash equivalents of $16.4 million compared to $13.5 million as the end of 2008. Total long-term debt remained unchanged at $278.8 million. The first quarter distribution of $5.3 million in interest and dividends to our share owners and $0.3 million to our bond holders occurred on March 30, 2009. This represents the seventeenth consecutive quarterly distribution since going public in December 2004.

Capital Expenditures
Capital expenditures were $1.2 million for the quarter, a conservative start to the year. The Company added DSL capacity; purchased competitive customer specific equipment; and upgraded other network and switching facilities.

First Quarter Earnings Conference Call
Otelco has scheduled a conference call, which will be broadcast live over the Internet, on Wednesday, May 6, 2009, at 11:00 a.m. ET.  To participate in the call, dial (913) 312-6698 and ask for the Otelco call 10 minutes prior to the start time.  Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company's Web site at www.OtelcoInc.com  or www.earnings.com. To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, a replay of the Web cast will be available on the Company's website at www.OtelcoInc.com or www.earnings.com for 30 days.  A one-week telephonic replay may also be accessed by calling 719-457-0820 and using the passcode 3173415.

ABOUT OTELCO
Otelco Inc., headquartered in Oneonta, Alabama, provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri and West Virginia. The Company’s services include local and long distance telephone, network access, transport, digital high-speed and dial-up Internet access, cable television and other telephone related services. With more than 100,000 voice and data access lines which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates ten incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s. It also provides competitive retail and wholesale communications services through several subsidiaries. For more information, visit the Company’s web site at www.OtelcoInc.com.

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Otelco Reports First Quarter Results

May 5, 2009

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Reports First Quarter Results

May 5, 2009

OTELCO INC.
Consolidated Balance Sheets

	As of	As of
	December 31, 2008	March 31, 2009
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$13,542,255	$16,424,881
Accounts receivable:
Due from subscribers, net of allowance
for doubtful accounts of $318,446 and
$361,348 respectively	5,207,731	4,977,439
Unbilled receivables	2,567,730	2,487,246
Other	4,348,044	4,470,202
Materials and supplies	2,305,755	2,313,220
Prepaid expenses	1,141,908	930,991
Income tax receivable	181,644	181,644
Deferred income taxes	827,686	827,686
Total current assets	30,122,753	32,613,309

Property and equipment, net	75,407,062	72,572,584
Goodwill	189,334,837	189,334,837
Intangible assets, net	44,390,644	41,681,083
Investments	2,015,583	2,009,205
Deferred financing costs	8,315,921	7,977,944
Deferred income taxes	5,897,382	5,897,382
Interest rate cap	7,765	1,459
Deferred charges	49,540	36,868
Total assets	$355,541,487	$352,124,671

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,312,920	$2,357,206
Accrued expenses	6,632,287	5,998,802
Advanced billings and payments	2,024,123	2,020,874
Customer deposits	180,582	196,883
Total current liabilities	11,149,912	10,573,765
Deferred income taxes	45,962,402	45,962,402
Interest rate swaps	-	962,683
Advance billings and payments	739,736	729,390
Other liabilities	188,346	157,124
Long-term notes payable	278,799,513	278,779,842
Total liabilities	336,839,909	337,165,206

Derivative liability	238,054	226,474
Class B common convertible to senior
subordinated notes	4,085,033	4,085,033

Stockholders’ equity
Class A Common stock, $.01 par value-authorized
20,000,000 shares; issued and outstanding 12,676,733
shares	126,767	126,767
Class B Common stock, $.01 par value-authorized
800,000 shares; issued and outstanding
544,671 shares	5,447	5,447
Additional paid in capital	19,277,959	17,043,685
Retained deficit	(3,870,923)	(4,742,274)
Accumulated other comprehensive loss	(1,160,759)	(1,785,667)

Total stockholders’ equity	14,378,491	10,647,958

Total liabilities and stockholders’ equity	$355,541,487	$352,124,671

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Otelco Reports First Quarter Results

May 5, 2009

OTELCO INC.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	March 31,
	2008	2009

Revenues
Local services	$6,726,190	$11,854,980
Network access	6,437,654	8,094,133
Cable television	546,162	606,687
Internet	3,001,466	3,541,677
Transport services	1,147,948	1,402,699
Total revenues	17,859,420	25,500,176

Operating expenses
Cost of services and products	6,652,111	10,666,456
Selling, general and administrative
expenses	2,693,983	3,576,674
Depreciation and amortization	3,373,248	6,791,839
Total operating expenses	12,719,342	21,034,969

Income from operations	5,140,078	4,465,207

Other income (expense)
Interest expense	(4,682,840)	(6,598,953)
Change in fair value of derivative	(240,905)	11,580
Other income	366,580	225,860
Total other expense	(4,557,165)	(6,361,513)

Income (loss) before income taxes	582,913	(1,896,306)

Income tax expense	(174,874)	1,024,953

Net income (loss) available to common
stockholders	$408,039	$(871,353)

Weighted average shares outstanding:
Basic	12,676,733	12,676,733
Diluted	13,221,404	13,221,404

Net income (loss) per share:
Basic	$0.03	$(0.07)
Diluted	$0.03	$(0.07)

Dividends declared per share	$0.18	$0.18

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Otelco Reports First Quarter Results

May 5, 2009

OTELCO INC.
Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
	March 31,
	2008	2009
Cash flows from operating activities:
Net income	$408,039	$(871,353)
Adjustments to reconcile net income to cash
flows from operating activities:
Depreciation	2,756,265	3,680,873
Amortization	616,983	3,110,966
Interest rate caplet	230,232	344,082
Amortization of debt premium	(17,520)	(19,671)
Amortization of loan costs	372,828	337,976
Change in fair value of derivative	240,905	(11,580)
Provision for uncollectible revenue	54,756	58,691
Changes in assets and liabilities; net of assets and
liabilities acquired:
Accounts receivables	(15,608)	129,927
Material and supplies	(228,321)	(7,465)
Income tax receivable	219,976	-
Prepaid expenses and other assets	255,106	210,917
Accounts payable and accrued liabilities	80,081	(589,196)
Advance billings and payments	(13,224)	(13,595)
Other liabilities	2,310	(14,921)
Net cash from operating activities	4,962,808	6,345,651

Cash flows from investing activities:
Acquisition and construction of property and equipment	(2,413,008)	(1,228,751)
Deferred charges/acquisition	(65,674)	-
Net cash used in investing activities	(2,478,682)	(1,228,751)

Cash flows from financing activities:
Cash dividends paid	(2,234,274)	(2,234,274)
Net cash used in financing activities	(2,234,274)	(2,234,274)

Net increase in cash and cash equivalents	249,852	2,882,626
Cash and cash equivalents, beginning of period	12,810,497	13,542,225

Cash and cash equivalents, end of period	$13,060,349	$16,424,881

Supplemental disclosures of cash flow information:
Interest paid	$4,222,443	$6,215,276

Income taxes received	$(229,106)	$(61,342)

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